STATE OF DELAWARE

                            CERTIFICATE OF CORRECTION

         GreenShift Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

     1.   The name of the corporation is GreenShift Corporation.

     2. That a Certificate of Designation, Preferences and Rights of Series C Preferred Stock of Greenshift Corporation was filed by the Secretary of State of Delaware on February 15, 2006, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate is that it set forth in the introductory paragraph of Item "4" in Part "Second" a formula for the conversion of the Series C Preferred Stock into Common Stock that was an inaccurate record of the formula adopted by the corporation's Board of Directors.

     4. Accordingly, the first paragraph of Item "4" in Part "Second" of the Certificate is corrected to read as follows:

          4. Conversion. At any time when the Corporation is not registered with the Securities and Exchange Commission as a Business Development Company, the holder of a share of Series C Preferred Stock shall have the right to convert that share of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon a Conversion shall equal the product obtained by
               (a) multiplying the number of Fully-Diluted Common Shares by four
               (4), then (b) multiplying the result by a fraction, the numerator of which will be the number of shares of Series C Preferred Stock being converted and the denominator of which will be the number of issued and outstanding shares of Series C Preferred Stock, then (c) subtracting the number of Common Shares beneficially owned by the holder prior to conversion, including Common Shares issuable on conversion of any convertible securities beneficially owned by the holder. The term "Fully-Diluted Common Shares" means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series C Preferred Stock.


     IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this 11th day of September, 2006.

                        By: /s/ Kevin Kreisler
                            ------------------------------------------
                                Kevin Kreisler, Chief Executive Officer